Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA
Fax: 414.382.5560
News Release

Contact	John Bernaden Media Relations Rockwell Automation 414.382.2555	Rondi Rohr-Dralle Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Second Quarter 2012 Results

•	Sales of $1.6 billion, up 7 percent year over year

•	Diluted EPS of $1.16

•	Company narrows guidance range for fiscal 2012 EPS to $5.10 - $5.40
MILWAUKEE (April 25, 2012) — Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2012 second quarter sales of $1,561.1 million, up 7 percent from $1,464.1 million in the second quarter of fiscal 2011. Acquisitions contributed 1 percentage point to the increase and currency translation reduced sales by 1 percentage point. Net income was $167.8 million ($1.16 per share) compared to $166.4 million ($1.14 per share) last year.

Total segment operating earnings were $268.3 million in the second quarter of fiscal 2012, up 10 percent from $244.2 million in the same period of 2011. Total segment operating margin increased to 17.2 percent from 16.7 percent a year ago.

Free cash flow was $229.6 million in the second quarter of fiscal 2012. Return on invested capital was 30.5 percent.

Organic sales, total segment operating earnings, total segment operating margin, free cash flow and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, “Sales growth was solid in the second quarter and segment operating earnings grew 10 percent. We had strong cash flow in the quarter and Process continued to perform well with 23 percent sales growth. I am pleased with our performance in the first half of the year. On healthy 7 percent sales growth, segment operating margin expanded 1.7 points and EPS grew 12 percent.”

Outlook
Commenting on the outlook, Nosbusch added, “With two quarters behind us, and given our current assessment of global economic and market conditions, we are maintaining the mid-point of our sales outlook for the year but narrowing the range by $100 million. Based on fiscal 2012 projected sales of $6.25 billion to $6.45 billion, we are maintaining the mid-point of fiscal 2012 earnings per share guidance and narrowing the range to $5.10 to $5.40. Sales and earnings in our guidance range would represent another record year for the company.”

Following is a discussion of second quarter results for both segments.

Architecture & Software
Architecture & Software fiscal 2012 second quarter sales were $664.8 million, an increase of 7 percent from $624.2 million last year. Currency translation reduced sales by 1 percentage point. Segment operating earnings were $167.7 million in the second quarter of fiscal 2012, compared to $152.2 million in 2011. Segment operating margin increased to 25.2 percent in the second quarter of fiscal 2012, from 24.4 percent a year ago.

Control Products & Solutions
Control Products & Solutions fiscal 2012 second quarter sales were $896.3 million, an increase of 7 percent from $839.9 million last year. Acquisitions contributed 2 percentage points to the increase and currency translation reduced sales by 1 percentage point. Segment operating earnings increased to $100.6 million in the second quarter of fiscal 2012, compared to $92.0 million in 2011. Segment operating margin was 11.2 percent in the second quarter of fiscal 2012, compared to 11.0 percent a year ago.

Other Information
Fiscal 2012 second quarter general corporate net expense increased to $25.1 million from $20.5 million in 2011, primarily due to a legacy environmental charge.

The effective tax rate for the second quarter of fiscal 2012 was 24.9 percent. The effective tax rate was 18.3 percent in the second quarter of fiscal 2011 due to discrete tax benefits that reduced the rate 3.0 percentage points. The Company continues to expect the effective tax rate for fiscal year 2012 to be approximately 24 percent.

During the second quarter of fiscal 2012, the Company repurchased 0.5 million shares of its common stock at a cost of $40.6 million. At March 31, 2012, $153.4 million remained available under the $1.0 billion share repurchase authorization.

Conference Call
A conference call to discuss our financial results will take place at 8:30 A.M. Eastern Time on April 25, 2012. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (http://www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, the cyclical nature of our customers' capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive product and pricing pressures;

•	a disruption of our operations due to natural disasters, acts of war, strikes, terrorism, social unrest or other causes;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	our ability to manage costs related to employee retirement and health care benefits;

•	the uncertainties of litigation;

•	a disruption of our distribution channels;

•	the availability and price of components and materials;

•	the successful execution of our cost productivity and globalization initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.
These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs over 21,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Sales
Architecture & Software (a)	$664.8	$624.2	$1,315.3	$1,238.1
Control Products & Solutions (b)	896.3	839.9	1,719.7	1,591.8
Total sales (c)	$1,561.1	$1,464.1	$3,035.0	$2,829.9

Segment operating earnings
Architecture & Software (d)	$167.7	$152.2	$354.0	$305.3
Control Products & Solutions (e)	100.6	92.0	198.1	160.9
Total segment operating earnings[1] (f)	268.3	244.2	552.1	466.2

Purchase accounting depreciation and amortization	(4.9)	(4.7)	(9.9)	(9.5)
General corporate—net	(25.1)	(20.5)	(46.0)	(36.2)
Interest expense	(15.0)	(15.4)	(30.0)	(30.2)
Income before income taxes	223.3	203.6	466.2	390.3
Income tax provision	(55.5)	(37.2)	(115.1)	(73.8)

Net income	$167.8	$166.4	$351.1	$316.5

Diluted earnings per share	$1.16	$1.14	$2.43	$2.17

Average diluted shares	144.7	146.3	144.3	145.4

Segment operating margin
Architecture & Software (d/a)	25.2%	24.4%	26.9%	24.7%
Control Products & Solutions (e/b)	11.2%	11.0%	11.5%	10.1%
Total segment operating margin[1] (f/c)	17.2%	16.7%	18.2%	16.5%

[1]
Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measure of total segment operating earnings may be different from that used by other companies.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Sales	$1,561.1	$1,464.1	$3,035.0	$2,829.9
Cost of sales	(942.8)	(887.6)	(1,798.0)	(1,709.5)
Gross profit	618.3	576.5	1,237.0	1,120.4

Selling, general and administrative expenses	(373.1)	(356.1)	(735.5)	(703.1)
Other (expense) income	(6.9)	(1.4)	(5.3)	3.2
Interest expense	(15.0)	(15.4)	(30.0)	(30.2)
Income before income taxes	223.3	203.6	466.2	390.3
Income tax provision	(55.5)	(37.2)	(115.1)	(73.8)

Net income	$167.8	$166.4	$351.1	$316.5

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	March 31, 2012	September 30, 2011
Assets
Cash and cash equivalents	$811.8	$988.9
Short-term investments	312.5	—
Receivables	1,150.0	1,063.4
Inventories	664.1	641.7
Property, net	565.7	561.4
Goodwill and intangibles	1,168.7	1,170.6
Other assets	761.8	858.9

Total	$5,434.6	$5,284.9

Liabilities and Shareowners’ Equity
Short-term debt	$259.0	$—
Accounts payable	450.7	455.1
Long-term debt	905.0	905.0
Other liabilities	1,789.3	2,176.8
Shareowners’ equity	2,030.6	1,748.0

Total	$5,434.6	$5,284.9

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Six Months Ended March 31,
	2012	2011
Continuing operations:
Operating activities:
Net income	$351.1	$316.5
Depreciation and amortization	67.8	63.7
Retirement benefits expense	52.5	50.5
Pension trust contributions	(318.4)	(15.5)
Receivables/inventories/payables	(105.1)	(99.4)
Advanced payments from customers and deferred revenue	54.5	13.6
Compensation and benefits	(128.3)	(105.8)
Income taxes	81.2	37.4
Other	9.2	(23.2)

Cash provided by operating activities	64.5	237.8

Investing activities:
Capital expenditures	(62.5)	(42.9)
Acquisition of businesses, net of cash acquired	(15.9)	—
Purchases of short-term investments	(312.5)	—
Proceeds from sale of property and investments	2.3	4.1

Cash used for investing activities	(388.6)	(38.8)

Financing activities:
Net issuance of short-term debt	259.0	—
Cash dividends	(121.0)	(100.0)
Purchases of treasury stock	(45.5)	(104.2)
Proceeds from the exercise of stock options	42.0	159.1
Excess income tax benefit from share-based compensation	16.8	35.7
Other financing activities	(0.2)	(0.2)

Cash provided by (used for) financing activities	151.1	(9.6)

Effect of exchange rate changes on cash	(3.6)	17.9

Cash (used for) provided by continuing operations	(176.6)	207.3

Discontinued operations:
Cash used for discontinued operations	(0.5)	(0.4)

(Decrease) increase in cash and cash equivalents	$(177.1)	$206.9

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding sales excluding the effect of changes in currency and organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe these non-GAAP measures provide useful information to investors because they reflect regional performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales and sales excluding the effect of changes in currency as two measures to monitor and evaluate our regional performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and six months ended March 31, 2012 compared to sales for the three and six months ended March 31, 2011:

	Three Months Ended March 31,
	2012					2011
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$757.7	$0.5	$758.2	$(0.4)	$757.8	$723.4
Canada	116.3	1.7	118.0	—	118.0	94.7
Europe, Middle East, Africa	334.2	15.7	349.9	(15.2)	334.7	313.8
Asia-Pacific	231.7	(2.1)	229.6	(0.1)	229.5	209.6
Latin America	121.2	5.7	126.9	—	126.9	122.6
Total	$1,561.1	$21.5	$1,582.6	$(15.7)	$1,566.9	$1,464.1

	Six Months Ended March 31,
	2012					2011
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$1,475.3	$0.8	$1,476.1	$(0.9)	$1,475.2	$1,384.9
Canada	221.5	2.4	223.9	—	223.9	190.3
Europe, Middle East, Africa	649.2	20.0	669.2	(26.8)	642.4	597.0
Asia-Pacific	444.9	(3.1)	441.8	(0.2)	441.6	421.6
Latin America	244.1	12.7	256.8	—	256.8	236.1
Total	$3,035.0	$32.8	$3,067.8	$(27.9)	$3,039.9	$2,829.9

The following is a reconciliation of reported sales to organic sales for our reporting segments for the three and six months ended March 31, 2012 compared to sales for the three and six months ended March 31, 2011:

	Three Months Ended March 31,
	2012					2011
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$664.8	$9.7	$674.5	$—	$674.5	$624.2
Control Products & Solutions	896.3	11.8	908.1	(15.7)	892.4	839.9
Total	$1,561.1	$21.5	$1,582.6	$(15.7)	$1,566.9	$1,464.1

	Six Months Ended March 31,
	2012					2011
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$1,315.3	$14.3	$1,329.6	$—	$1,329.6	$1,238.1
Control Products & Solutions	1,719.7	18.5	1,738.2	(27.9)	1,710.3	1,591.8
Total	$3,035.0	$32.8	$3,067.8	$(27.9)	$3,039.9	$2,829.9

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We account for share-based compensation under U.S. GAAP, which requires that we report the excess income tax benefit from share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2010	Mar. 31, 2011	Jun. 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Mar. 31, 2012
Cash provided by (used for) continuing operating activities	$12.6	$225.2	$224.7	$181.2	$(189.0)	$253.5
Capital expenditures of continuing operations	(20.3)	(22.6)	(33.1)	(44.1)	(31.6)	(30.9)
Excess income tax benefit from share-based compensation	12.1	23.6	2.1	0.3	9.8	7.0
Free cash flow[1]	$4.4	$226.2	$193.7	$137.4	$(210.8)	$229.6

[1]
Free cash flow for the first quarter of 2012 and the fourth quarter of 2011 include discretionary pre-tax contributions to the company’s U.S. pension trust of $300 million and $150 million, respectively.

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, for the most recent twelve months, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents and short-term investments, multiplied by;
(c) one minus the effective tax rate for the twelve-month period.
ROIC is calculated as follows:

	Twelve Months Ended
	March 31,
	2012	2011
(a) Return
Income from continuing operations	$731.7	$567.2
Interest expense	59.3	60.2
Income tax provision	211.8	136.4
Purchase accounting depreciation and amortization	20.2	18.8
Return	1,023.0	782.6

(b) Average invested capital
Short-term debt	121.8	—
Long-term debt	905.0	904.9
Shareowners’ equity	1,877.5	1,539.7
Accumulated amortization of goodwill and intangibles	734.8	696.6
Cash and cash equivalents	(945.4)	(849.2)
Short-term investments	(92.5)	—
Average invested capital	2,601.2	2,292.0

(c) Effective tax rate
Income tax provision	211.8	136.4
Income from continuing operations before income taxes	$943.5	$703.6
Effective tax rate	22.4%	19.4%

(a) / (b) * (1-c) Return On Invested Capital	30.5%	27.5%